Exhibit 99.1

American Software Reports Preliminary Fourth Quarter and Fiscal Year 2015 Results

Revenue Increases 6%, EBITDA Increases 26%, and Cloud Services Annual Contract Value Increases 226% for the Quarter

ATLANTA--(BUSINESS WIRE)--June 24, 2015--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the fourth quarter and fiscal 2015. The Company increased Cloud Service Annual Contract Value (ACV) by approximately 226% and increased total revenues by six percent driving a 26% increase in EBITDA for the fourth quarter.

Key fourth quarter financial metrics:

  Total revenues for the quarter ended April 30, 2015 were $27.6 million, an increase of 6% over the comparable period last year.
  Software license fee revenues for the quarter ended April 30, 2015 were $5.0 million, a decrease of 10% compared to the same period last year.
  Services and other revenues for the quarter ended April 30, 2015 increased 13% to $12.8 million compared to $11.3 million for the same period last year.
  Maintenance revenues for the quarter ended April 30, 2015 were $9.8 million compared to $9.0 million, an increase of 9% over the same period last year.
  Operating earnings for the quarter ended April 30, 2015 were $3.4 million, an increase of 7% compared to the same period last year.
  GAAP net earnings for the quarter ended April 30, 2015 were $2.6 million or $0.09 per fully diluted share compared to $2.6 million or $0.09 per fully diluted share in the same period last year.
  Adjusted net earnings for the quarter ended April 30, 2015, which excludes stock-based compensation expense and amortization of acquisition-related intangibles, were $2.9 million or $0.10 per fully diluted share compared to $2.9 million or $0.10 per fully diluted share for the same period last year, which excluded stock-based compensation expense and amortization of acquisition-related intangibles.
  EBITDA increased 26% to $4.9 million for the quarter ended April 30, 2015 compared to $3.9 million for the quarter ended April 30, 2014.
  Adjusted EBITDA increased 22% to $5.3 million for the quarter ended April 30, 2015 compared to $4.3 million for the quarter ended April 30, 2014. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.
  Cloud Services Annual Contract Value (ACV) increased approximately 226% to $2.8 million compared to $0.9 million in the same period of the prior year. The ACV is comprised of software-as-a-service (SaaS) ACV of $1.5 million compared to approximately $210,000 during the same period last year and other cloud services ACV of $1.3 million compared to $652,000 during the same period last year. Additionally, the Company had an 118% increase to $2.4 million in deferred ratable license fee revenue compared to $1.1 million for the same period last year.

Key fiscal 2015 year to date financial highlights:

  Total revenues for the twelve months ended April 30, 2015 were $102.9 million, a 2% increase over the comparable period last year.
  Software license fees for the twelve-month period were $16.7 million, a 16% decrease compared to the same period last year.
  Services and other revenues increased 6% to $47.2 million compared to $44.4 million the same period last year.
  Maintenance revenues were $38.9 million, a 7% increase over the comparable period last year.
  For the twelve months ended April 30, 2015, the Company reported operating earnings of approximately $9.3 million, a 36% decrease over the same period last year.
  GAAP net earnings were approximately $8.1 million or $0.28 per fully diluted share for the twelve months ended April 30, 2015, a 24% decrease compared to $10.3 million or $0.37 per fully diluted share for the same period last year.
  Adjusted net earnings for the twelve months ended April 30, 2015, which excludes stock-based compensation expense, amortization of acquisition-related intangibles and discrete tax adjustments, were $8.2 million or $0.29 per fully diluted share, compared to $11.6 million or $0.41 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses and acquisition-related amortization of intangibles.
  EBITDA was $15.2 million for the twelve months ended April 30, 2015 compared to $17.1 million for the twelve months ended April 30, 2014.
  Adjusted EBITDA was $16.7 million for the twelve months ended April 30, 2015 compared to $18.6 million for the twelve months ended April 30, 2014. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.

The Company is including Annual Contract Value (ACV), EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of Annual Contract Value (ACV), EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The Annual Contract Value (ACV) is a forward-looking operating measure used by management to better understand cloud services (SaaS) revenue growth trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period.

The overall financial condition of the Company remains strong, with cash and investments of approximately $75.4 million as of April 30, 2015. During the fourth quarter and fiscal 2015, the Company paid approximately $2.8 million and $11.3 million in dividends, respectively. On May 13, 2015, we announced that our Board of Directors declared a quarterly dividend of $0.10 per share payable to the Class A and Class B Common Shareholders of record at the close of business on August 7, 2015. The dividend will be paid on or about August 21, 2015.

“Fiscal year 2015 has been a pivotal year for the Company as we transition from a perpetual license model and offer our customers the flexibility to choose the deployment method that best suits their current business needs while selecting a solution platform for the long term. With more customers leveraging cloud services and software-as-a-service (SaaS) offerings, we are transitioning revenue recognition to span the contract term compared to recording license fees during the period of contract execution,” said Mike Edenfield, president and CEO of American Software. “Two metrics that reflect this transition are the Company’s increase of approximately 226% in Cloud Services Annual Contract Value (ACV) along with a 118% increase in deferred ratable license fee revenue for the quarter.”

“Research studies show a growing shortage of supply chain talent combined with increasing complexity across global supply chain operations. We believe, these business drivers are fueling growth in our cloud services revenue as we help customers harness the powerful optimization capabilities our solutions provide to efficiently manage their businesses today and quickly adapt to changing market needs for tomorrow,” continued Edenfield. “Additionally, our portfolio of industry-leading software solutions, cloud services and flexible implementation options complement any IT strategy and remove IT obstacles to enable customers to prioritize supply chain investments that will drive their businesses forward.”

Additional highlights for the fourth quarter of fiscal 2015 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the fourth quarter include: GHD (Good Hair Day), Griffith Laboratories Worldwide, Leupold & Stevens, Pfizer Consumer Healthcare South Africa, Premier Farnell, Southern Mills, The Central Bottling Company Group, Town & Country Linen Corporation, Viva Energy Australia, and Weber-Stephens.
  During the quarter, software license agreements were signed with customers located in the following 10 countries: Australia, Canada, Finland, Germany, Israel, Mexico, South Africa, Sweden, the United Kingdom, and the United States.
  Logility Inc., a wholly-owned subsidiary of the Company, announced Sandvik Mining and Construction has realized significant benefits with Logility Voyager Solutions™ including a 300 percent increase in forecast accuracy. Sandvik has turned to Logility to help optimize its distribution network and support the company’s objectives to deliver unsurpassed customer service and improve lead times.
  During the quarter, Logility announced Celeste Aarons-Jenkins, vice president of Demand Planning at Tiffany & Co. was selected as a Supply & Demand Chain Executive 2015 Pros to Know and named one of four 2015 Pro of the Year finalists. Ms. Aarons-Jenkins was selected from more than 350 nominations and recognized for leading Tiffany & Co.’s initiative to improve forecast accuracy, increase SKU productivity, and maximize sales through improved product availability and service levels.
  Red Wing Shoe Company, a Logility customer, received the Manufacturing Executive 2015 Manufacturing Leadership 100 Award. Red Wing Shoe Company was recognized for its outstanding achievements in the Supply Chain Leadership category. Winners in this category have undertaken efforts to revamp and optimize their supply chain and related processes, with a focus on accelerating new product introductions and delivering maximum value to customers.
  Two Logility customers led educational sessions at the SCOPE Spring Conference. In “McCormick’s Fresh Approach to VMI”, McCormick shared how the company leverages supply chain industry best-practices to drive customer satisfaction and better align its demand plan, sales, promotional activity, new product introductions, inventory goals, and inventory velocity at the store level. Stanley Black & Decker’s session, “Exploring the Inventory Optimization Journey,” included key highlights such as the evolution of multi-echelon inventory optimization (MEIO) within the company, and the benefits achieved including better inventory alignment with market demand, reduced finished goods inventory and decreased projected on-hand inventory for raw materials and components all while maintaining service levels.
  NGC Software, a wholly-owned subsidiary of the Company, announced International Uniforms, Inc. has selected NGC’s software-as-a-service (SaaS) fashion ERP solution, NGC ERP XPress. NGC ERP XPress will provide International Uniforms the functions of a fully featured fashion ERP system with all the ease and convenience of a SaaS solution.
  NGC Software announced that insulated product manufacturer California Innovations chose NGC’s Global Enterprise Suite. With NGC’s solutions, California Innovation will be able to continue to design and produce market-leading products that meet the highest standards of quality and excellence.
  During the quarter, NGC Software announced Dynasty Apparel, a manufacturer of licensed fashion apparel for some of the world’s most iconic brands, selected NGC’s fashion ERP system to manage its growing apparel manufacturing business. NGC’s software will help Dynasty Apparel streamline its workflows, reduce costs and improve profitability, increase inventory turns, and continue to deliver a high level of customer service.
  NGC Software announced PEDS® Legwear, one of the world’s leading and fastest-growing suppliers of hosiery and socks, is implementing NGC’s fashion PLM platform. NGC’s fashion PLM platform will bring new efficiency and productivity as PEDS Legwear continues to grow.

Company & Technology

  During the quarter, the Company was named by Forbes Magazine as one of the 100 Most Trustworthy Companies in America. The list is based on a screening of more than 5,500 publicly traded companies.
  Logility announced during the quarter that it was issued Patent No. US 8,768,790 B2 entitled “Product-Family Inventory Replenishment System Using a Composite Product Mix Framework” by the United States Patent and Trademark Office. With this patent, Logility Voyager Solutions is unique in its ability to develop composite curves that integrate demand, customer orders and inventory.
  Logility was voted the Customer Satisfaction Leader in supply chain planning by the readers of industry publication Consumer Goods Technology and named a Consumer Goods Readers’ Choice for supply chain planning and supply chain execution for the 15th consecutive year. The honor is based on a survey of consumer goods executives at the end of 2014 in which they identify and rank their satisfaction with the solutions and services they utilize.
  According to research conducted by Consumer Goods Technology and Logility, inventory optimization is a top priority for nearly 85 percent of consumer goods companies. The research findings also show 69 percent of companies rely on static spreadsheets or their ERP / APS systems to manage inventory optimization initiatives; highlighting a significant opportunity for companies to improve their inventory investments with Logility Voyager Solutions.
  During the quarter, Mike Edenfield, president and CEO, Logility; Bill Harrison, president, Demand Management Inc., a wholly-owned subsidiary of Logility; and Mark Burstein, president of sales, marketing and R&D, New Generation Computing, were all named by Supply & Demand Chain Executive magazine as 2015 Provider Pros to Know. The 2015 Provider Pros to Know award recognizes individuals from software firms and service providers, consultancies or academia, who have helped their supply chain clients or the supply chain community at large prepare to meet the significant challenges of today’s business environment.
  Logility was named one of Atlanta’s Top Workplaces for the fourth year. The award is based on an Atlanta Journal-Constitution survey completed by employees of Atlanta area organizations.
  During the quarter, NGC Software held its 2015 Panorama User Conference in Ft. Lauderdale, FL May 18 – 21, 2015. The conference featured keynote presentations from Paula Rosenblum, managing partner of Retail Systems Research, Dr. Martin A. Regalia, senior VP and chief economist for the U.S. Chamber of Commerce, and Jerry Inman, Chief Marketing Officer and Paula Levy, Chief Strategy Officer for Demand Worldwide.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features a performance monitoring architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); supply and inventory optimization; manufacturing planning and scheduling; retail merchandise planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Demand Management serves customers such as AutomationDirect.com, Campbell Hausfeld and Lonely Planet. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP and product testing software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Aeropostale, Billabong, Carter’s, Casual Male, Hugo Boss, Jos. A. Bank, FGL Group, Athletica, Marchon Eyewear, and Swatfame. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email:ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2015	2014	Pct Chg.	2015	2014	Pct Chg.
Revenues:
License	$5,030	$5,599	(10%)	$16,748	$20,011	(16%)
Services & other	12,767	11,320	13%	47,215	44,377	6%
Maintenance	9,803	9,006	9%	38,910	36,213	7%
Total Revenues	27,600	25,925	6%	102,873	100,601	2%

Cost of Revenues:
License	2,187	921	137%	7,675	4,043	90%
Services & other	9,074	7,729	17%	34,204	31,645	8%
Maintenance	2,215	2,033	9%	8,580	8,027	7%
Total Cost of Revenues	13,476	10,683	26%	50,459	43,715	15%
Gross Margin	14,124	15,242	(7%)	52,414	56,886	(8%)

Operating expenses:
Research and development	3,501	3,179	10%	13,835	12,024	15%
Less: capitalized development	(1,022)	(547)	87%	(2,747)	(2,950)	(7%)
Sales and marketing	4,909	5,970	(18%)	18,667	20,414	(9%)
General and administrative	3,216	3,351	(4%)	12,745	12,457	2%
Provision (Recovery) for doubtful accounts	-	(19)	nm	178	(56)	nm
Amortization of acquisition-related intangibles	95	97	(2%)	394	472	(17%)

Total Operating Expenses	10,699	12,031	(11%)	43,072	42,361	2%
Operating Earnings	3,425	3,211	7%	9,342	14,525	(36%)
Interest Income & Other, Net	344	713	(52%)	1,059	1,372	(23%)
Earnings Before Income Taxes	3,769	3,924	(4%)	10,401	15,897	(35%)
Income Tax Expense	1,191	1,356	(12%)	2,273	5,566	(59%)
Net Earnings	$2,578	$2,568	0%	$8,128	$10,331	(21%)
Earnings per common share: (1)
Basic	$0.09	$0.09	0%	$0.29	$0.37	(22%)
Diluted	$0.09	$0.09	0%	$0.28	$0.37	(24%)

Weighted average number of common shares outstanding:
Basic	28,395	28,059		28,283	27,636
Diluted	28,746	28,515		28,614	28,111

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2015	2014	Pct Chg.	2015	2014	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,578	$2,568	0%	$8,128	$10,331	(21%)
Income tax expense	1,191	1,356	(12%)	2,273	5,566	(59%)
Interest Income & Other, Net	(344)	(713)	(52%)	(1,059)	(1,372)	(23%)
Amortization of intangibles	1,222	439	178%	4,641	1,548	200%
Depreciation	300	268	12%	1,193	1,056	13%
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,947	3,918	26%	15,176	17,129	(11%)

Stock-based compensation	351	428	(18%)	1,530	1,509	1%
Adjusted EBITDA	$5,298	$4,346	22%	$16,706	$18,638	(10%)

EBITDA, as a percentage of revenues	18%	15%		15%	17%

Adjusted EBITDA, as a percentage of revenues	19%	17%		16%	19%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2015	2014	Pct Chg.	2015	2014	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,578	$2,568	0%	$8,128	$10,331	(21%)
Discrete Tax Adjustments	-	-	nm	(1,217)	-	nm
Amortization of acquisition-related intangibles (2)	65	64	2%	264	307	(14%)
Stock-based compensation (2)	239	280	(15%)	1,025	981	4%
Adjusted Net Earnings	$2,882	$2,912	(1%)	$8,200	$11,619	(29%)

Adjusted non-GAAP diluted earnings per share	$0.10	$0.10	0%	$0.29	$0.41	(29%)

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.09 and $0.29 for the three and twelve months ended April 30, 2015, respectively. Diluted per share for Class B shares under the two-class method are $0.09 and $0.37 for the three and twelve months ended April 30, 2014, respectively.

(2) - Tax affected using the effective tax rate (without discrete tax items) for the three and twelve months period ended April 30, 2015 and 2014.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	April 30,	April 30,
	2015	2014

Cash and Cash Equivalents	$44,655	$55,803
Short-term Investments	17,584	14,796
Accounts Receivable:
Billed	16,018	15,422
Unbilled	3,585	3,234
Total Accounts Receivable, net	19,603	18,656
Prepaids & Other	3,748	2,953
Income Tax Receivable	-	1,139
Current Assets	85,590	93,347

Investments - Non-current	13,156	8,975

PP&E, net	3,548	3,681
Capitalized Software, net	9,815	10,732
Goodwill	18,749	13,819
Other Intangibles, net	2,748	534
Other Non-current Assets	660	132
Total Assets	$134,266	$131,220

Accounts Payable	$920	$1,382
Accrued Compensation and Related costs	3,048	3,532
Dividend Payable	2,861	2,822
Other Current Liabilities	3,274	2,735
Deferred Tax Liability - Current	636	418
Deferred Revenues - Current	28,511	23,638
Current Liabilities	39,250	34,527

Deferred Revenues - Non-current	290	670
Deferred Tax Liability - Non-current	995	1,936
Other Long-term Liabilities	805	1,527
Long-term Liabilities	2,090	4,133

Total Liabilities	41,340	38,660

Shareholders' Equity	92,926	92,560

Total Liabilities & Shareholders' Equity	$134,266	$131,220

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Twelve Months Ended
	April 30,
	2015	2014

Net cash provided by operating activities	$10,024	$18,311

Capitalized computer software development costs	(2,747)	(2,949)
Purchases of property and equipment, net of disposals	(1,028)	(255)
Proceeds from maturities of investments	-	225
Purchase of business, net of cash acquired	(7,909)	(1,241)

Net cash used in investing activities	(11,684)	(4,220)

Dividends paid	(11,297)	(5,539)
Repurchase of common stock	(1,100)	-
Payment for accrued acquisition consideration	(200)	-
Excess tax benefits from stock based compensation	384	611
Proceeds from exercise of stock options	2,725	5,476

Net cash (used in) provided by financing activities	(9,488)	548

Net change in cash and cash equivalents	(11,148)	14,639
Cash and cash equivalents at beginning of period	55,803	41,164

Cash and cash equivalents at end of period	$44,655	$55,803

CONTACT:
Financial Information Press Contact:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer